INTERNATIONAL GAME TECHNOLOGY REPORTS
EARNINGS OF $0.32 PER SHARE FOR THE
SECOND QUARTER OF FISCAL 1999


FOR IMMEDIATE RELEASE              CONTACT:   Maureen Imus
April 22, 1999                     TELEPHONE: (775) 448-0127
                                   CONTACT:   Robert McIver
                                   TELEPHONE: (775) 448-0110


    (Reno, Nev.) International Game Technology (NYSE "IGT") today announced results for its second quarter and six months ended April 3, 1999. Earnings per diluted share for the current quarter and six months improved to $0.32 and $0.64, respectively, from $0.31 and $0.56 in the same periods of fiscal 1998. Net income for the quarter totaled $33.8 million compared to net income of $35.5 million in the year earlier period. Fiscal year-to-date net income was $68.3 million compared to $65.2 million for the prior year period. Total revenues for the current quarter rose to $220.9 million, an increase of 21% over the $182.1 million reported for the second fiscal quarter of 1998. Revenues for the first half of fiscal 1999 totaled $442.6 million versus $347.1 million in fiscal 1998.

    Product sales revenues grew 52% to $139.6 million for the current quarter compared to $91.7 million for the second quarter of fiscal 1998. Year-to-date product sales were $276.2 million versus $187.0 million for the same period of last year. Shipments for the second quarter and year-to-date periods were 25,800 and

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58,000 units, respectively, compared to 12,600 and 27,200 units in the corresponding prior year periods.

    International shipments grew to 13,500 gaming machines, or 52% of total units, during the current quarter compared to 3,500 for the same quarter of fiscal 1998. For the year, IGT sold 38,400 machines in international markets compared to 9,500 last year. The addition of the Barcrest product lines in March of 1998, along with growth in Japanese pachisuro sales, drove the improvement.

    Domestically, IGT shipped 12,300 units during the quarter versus 9,100 last year, including an estimated 70% market share to both the new Mandalay Bay and Venetian resorts in Las Vegas, along with an estimated 55% market share for shipments to the Ontario Lottery Commission. In addition, domestic volume benefited from increased unit demand from Native American gaming venues during both the quarter and the year-to-date periods of fiscal 1999 compared to last year. The Company recently announced that it will acquire Sodak Gaming, Inc. ("Sodak"), a distributor of casino gaming products and software systems to Native American markets, subject to certain conditions including regulatory approvals, Sodak shareholder approval and IGT obtaining the required financing. Total domestic year-to-date shipments were 19,500 units versus 17,744 units for the same period last year.

    As a result of the growth in product sales revenues, gross profit on product sales grew to $51.1 million for the quarter, an improvement of 32% compared to the year earlier period. The gross profit margin percentage realized on product sales for both the current quarter and six-month period was 37% compared to 42% for the second quarter and six-month period of fiscal 1998. This fluctuation from the prior year periods reflects changes in product mix including a higher mix of international revenues as well as increased sales of new platform machines domestically, such as Vision and Game King.

    Revenues from gaming operations were $81.3 million and $166.4 million for the quarter and six-month periods, respectively, versus $90.4 million and $160.1 million for the corresponding periods of last year. The fluctuation in quarter-to-quarter revenues was primarily due to Nevada Megabucks. The jackpot on Nevada Megabucks grew throughout fiscal 1998 to a record-breaking $27.0 million in November 1998, which resulted in record play levels in the prior year quarter. New system introductions throughout all jurisdictions partially offset the decrease in Nevada Megabucks and other systems. The installed base of machines operating on MegaJackpots systems grew to 14,600 at the end of the quarter, up from 13,100 one year earlier. Of these, approximately 6,200 are operated in accordance with a joint venture with Anchor Gaming.

    Gross profit from gaming operations was $50.1 million for the current quarter and $96.6 million for the year-to-date period compared to $50.8 million and $86.0 million for the corresponding periods of fiscal 1998, respectively. The gross profit margin on gaming operations improved to 62% for the quarter and 58% for the first half of 1999 versus 56% and 54% for the year earlier periods. The improvements in both periods were primarily due to an increase in the proportion of overall gaming operations revenues attributable to joint venture activities.

    The Nevada Legislature convened on February 1, 1999, and in March legislation was introduced that proposed business restrictions, regulatory controls and tax obligations on the Company. This bill was sponsored by the Nevada Resort Association ("NRA"), and as a result of negotiations with the NRA, IGT and other suppliers reached agreement on the proposed legislation. The current form of the bill, if passed, would increase regulatory review of linked slot machines and requires both manufacturers and casino operators to pay their proportionate share of state gaming taxes on revenues derived from progressive and revenue participation games in Nevada. The legislation places no restrictions on the manufacturers' ability to sell gaming devices, on their pricing policies or on their ability to participate in the revenue of such machines. Although the bill is currently subject to additional review and potential

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revision, the Company currently believes it will pass prior to the Nevada Legislature adjourning on May 31st.

    Total operating expenses in the second quarter were $50.8 million compared to $36.2 million in the second quarter of last year. For the year-to-date period, operating expenses were $98.7 million versus $69.2 million one year earlier. These increases reflect the inclusion of the expenses of the Barcrest and Olympic businesses, which were acquired in March 1998.

    Other income for the current quarter totaled $444,000 compared to $1.4 million for the comparable prior year quarter. Year-to-date other income was $3.8 million versus $4.2 million for the year earlier period. Additional interest expense on borrowings used for acquisitions and treasury stock purchases resulted in the decreases in other income in both periods.

    Under its stock repurchase program, IGT purchased 9.4 million shares of its own common stock for an aggregate purchase price of $151.0 million since January 2, 1999. Fiscal 1999 purchases of treasury stock totaled 10.8 million shares for $177.2 million through April 21, 1999.

    IGT's Board of Directors voted to discontinue payment of cash dividends in future quarters and redirect the funds toward the

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stock repurchase plan or other corporate purposes which may result in more meaningful long-term benefit for the Company's shareholders.

    Cautionary statement for purposes of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995: Certain statements, including the statement that the Company currently believes the legislative bill will pass prior to the Nevada Legislature adjourning on May 31st and the statement that the Company believes the redirection of funds from dividends will result in more meaningful benefit for the Company's shareholders, contained in this release are forward looking and represent the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties and are qualified by important factors, including unfavorable outcomes from pending legislation, which could cause actual results to differ materially from those in the forward looking statement. These factors are discussed in greater detail in the Company's periodic filings with the Securities and Exchange Commission.

    IGT is a world leader in the design, development and manufacture of microprocessor-based gaming products and software systems in all jurisdictions where gaming is legal.


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IGT Fiscal Year 1999
Statements of Income

                           Three Months Ended   Six Months Ended
                            Apr.3,   Mar. 31,   Apr. 3,  Mar. 31,
                             1999     1998       1999      1998
(in thousands, except
per share amounts)
Revenues
    Product sales            $139,616  $ 91,660   $276,220  $187,016
    Gaming operations          81,255    90,430    166,357   160,087
    Total revenues            220,871   182,090    442,577   347,103
Costs and expenses
    Cost of product sales      88,510    53,049    175,296   107,766
    Cost of gaming operations  31,138    39,643     69,739    74,135
    Selling, general, and
      administrative           31,972    22,750     61,713    43,733
    Depreciation and
      amortization              6,266     3,439     12,373     6,806
    Research and development   10,408     8,208     21,112    15,482
    Provision for bad debts     2,148     1,778      3,521     3,164
    Total costs and expenses  170,442   128,867    343,754   251,086
Income from operations         50,429    53,223     98,823    96,017
Other income (expense)
    Interest income            14,570    11,161     26,113    22,336
    Interest expense          (12,622)   (9,202)   (25,185)  (17,992)
    Gain (loss) on sale of
      assets                     (100)       39      3,870     1,081
    Other                      (1,404)     (617)      (956)   (1,192)
    Other income, net             444     1,381      3,842     4,233
Income before income taxes     50,873    54,604    102,665   100,250
Provision for income taxes     17,042    19,112     34,393    35,087
Net income                   $ 33,831  $ 35,492   $ 68,272  $ 65,163
Basic earnings per share     $   0.32  $   0.31   $   0.64  $   0.57
Diluted earnings per share   $   0.32  $   0.31   $   0.64  $   0.56
Weighted average common
  shares outstanding          104,921   113,870    106,480   113,820
Weighted average common and
  common equivalent shares
  outstanding                 105,652   116,129    107,425   116,122



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IGT Fiscal Year 1999
Condensed Balance Sheets


                                             April 3,   September 30,
                                               1999         1998
    (Dollars in thousands)
    Assets
      Current assets
        Cash and cash equivalents          $  193,160    $  175,413
        Investment securities, at market
          value                                13,758        19,354
        Accounts receivable                   169,559       189,521
        Current maturities of long-term
          notes and contracts receivable       64,372        63,022
        Inventories                           134,784       133,154
        Investments to fund liabilities to
          jackpot winners                      41,663        41,216
        Deferred income taxes                  17,526        16,517
        Prepaid expenses and other             29,883        32,346
             Total current assets             664,705       670,543
      Long-term notes and contracts
        receivable                             29,516        37,750
      Property, plant and equipment, at
        cost                                  288,292       278,295
        Less accumulated depreciation and
          amortization                       (115,148)     (109,542)
             Property, plant and
               equipment, net                 173,144       168,753
      Investments to fund liabilities to
        jackpot winners                       367,567       369,427
      Intangible assets                       135,678       131,552
      Other assets                            162,331       165,603
             Total Assets                  $1,532,941    $1,543,628

Liabilities and Stockholders' Equity
      Current liabilities
        Current maturities of long-term
          notes payable and capital lease
          obligations                      $   42,536    $   30,311
        Accounts payable                       52,061        57,277
        Jackpot liabilities                    56,208        50,659
        Accrued employee benefit plan
          liabilities                          13,454        17,512
        Other accrued liabilities              50,025        44,781
             Total current liabilities        214,284       200,540
      Long-term notes payable and capital
        lease obligations, net of current
        maturities                            377,985       322,510
      Long-term jackpot liabilities           471,276       479,217
      Other liabilities                           245            85
             Total liabilities              1,063,790     1,002,352
      Stockholders' equity
        Common stock                               95            95
        Additional paid-in capital            260,277       256,656
        Retained earnings                     892,623       827,542
        Treasury stock                       (676,588)     (535,797)
        Accumulated other comprehensive
          income                               (7,256)       (7,220)
             Total stockholders' equity       469,151       541,276
             Total Liabilities and
               Stockholders' Equity        $1,532,941    $1,543,628
